EX-4.13
                  ADDITIONAL TRANSACTION LETTER

                  LA JOLLA COVE INVESTORS, INC.
                  1795 UNION STREET, 3rd FLOOR
                 SAN FRANCISCO, CALIFORNIA 94123
                  TELEPHONE:  (415) 409-8703
                 FACSIMILE:    (415) 409-8704
                   E-MAIL: LJCI@PACBELL.NET
LA JOLLA           www.LJCInvestors.com                  SAN FRANCISCO




June 22, 2006


Robert A. Hovee
World Am, Inc.
4040 MacArthur Boulevard, Suite 240
Newport Beach, CA 92660

Re: Additional Transactions

Dear Mr. Hovee:

Reference is made to the Convertible Debenture dated June 19, 2006 issued by World Am, Inc. ("World") to La Jolla Cove Investors, Inc. ("LJCI"). All terms used herein and not otherwise defined herein shall have the definitions set forth in the Convertible Debenture.

The parties shall enter into an additional debenture and warrant to purchase common stock, each on the same terms and conditions as the Convertible Debenture and warrant. The parties must enter into such convertible debenture no later than thirty days after the Debenture Principal Amount is less than $100,000 for the prior debenture. In the event that LJCI fails to enter into the additional debenture in accordance with the terms of this paragraph, LJCI shall pay World liquidated damages of $100,000. If World does not want LJCI to enter into the additional debenture, World will pay LJCI liquidated damages of $100,000.

Sincerely,


/s/  Travis W. Huff
Travis W. Huff
Portfolio Manager


World Am, Inc.


By: /s/  Robert A. Hovee
Robert A. Hovee
Chief Executive Officer